Exhibit 99.1

GAP INC. NAMES SONIA SYNGAL CHIEF EXECUTIVE OFFICER

Bobby Martin Named Executive Chairman, Elizabeth Smith and Amy Miles to Join Gap Inc. Board of Directors

SAN FRANCISCO – March 5, 2020 – Gap Inc. (NYSE: GPS) today announced that its Board of Directors has named Sonia Syngal, an accomplished retail leader and CEO of the portfolio’s Old Navy business since 2016, as the company’s next chief executive officer, effective March 23. She will also join the Gap Inc. Board of Directors. As Gap Inc.’s new CEO, Syngal’s top priority will be strengthening the performance of the portfolio.

“To lead the company into its next chapter, we sought a dynamic leader who could bring a deep respect for our customers and make the decisions necessary to deliver value from our portfolio of brands over the long term,” said Bob Fisher, interim Gap Inc. CEO and current chair of the Gap Inc. Board of Directors. “Sonia has all of the characteristics and experiences needed to effectively execute against the work ahead. She is an excellent operator who drives innovation and decisive action, and she leads with both vision and heart.”

“It’s an honor to build on this company’s rich heritage and lead our nearly 130,000 employees in transforming our business and operations to successfully compete in the future,” said Sonia. “I’m committed to fully realizing the potential of our portfolio and the advantage of our scale, with a focus on strengthening the love that our millions of customers have for our brands. To do that, we must better prioritize initiatives and capabilities that will improve execution and drive value creation.”

The company also announced that Board member Bobby Martin will take the role of Executive Chairman, effective March 23. Martin has extensive experience in the retail world, having served as president and CEO of Wal-Mart International, as a former director at Dillard’s Inc., and as a member of the Gap Inc. Board of Directors since 2002. His experiences will serve as a strong complement to Sonia’s, as they position the company to deliver value to our customers, employees and shareholders.

Two New Members to Join Gap Inc.’s Board of Directors: Elizabeth Smith and Amy Miles

The company also announced the election of two new members to serve on its Board of Directors, effective April 1.

Elizabeth Smith is the former CEO of Bloomin’ Brands, where she drove efforts to adapt to the changing consumer landscape by redefining convenience for the casual-dining segment. In addition to her work leading the Bloomin’ Brands portfolio, revitalizing the company's core brands domestically and internationally, she also served in senior positions at Avon Products and with Kraft Foods. She currently serves as a director for Bloomin’ Brands and Hilton Worldwide, and previously served on the boards of Carter’s and Staples.

Amy Miles served as CEO of Regal Entertainment Group beginning in 2009, overseeing one of the world’s largest theater chains until 2018 when the company was acquired by Cineworld. While at the helm, Miles built a reputation as a strong operator and one of the most influential figures in entertainment, as she led the Regal team to compete and grow in an era where streaming entertainment services began disrupting the theater industry. Miles is also an experienced board member, currently serving on the boards of Norfolk Southern Corporation and ASM Global.

About Sonia Syngal

Syngal led Old Navy from $7B to $8B in sales in just three years, expanding its North American presence to more than 1,200 stores in the US, Canada and Mexico, scaling its ecommerce site to the no. 4 largest apparel site in the U.S. and building competitive omni-channel capabilities. Prior to that, she was Executive Vice President of Global Supply Chain and Product Operations, responsible for managing Gap Inc.’s global supply chain and redefining a best-in-class product-to-market model for its portfolio of brands.

Since joining Gap Inc. in 2004, she has served in key leadership and general management roles including Managing Director for the company's Europe business, Senior Vice President for Gap Inc.’s International division and International Outlet division.

Prior to joining Gap Inc., Sonia had a long career in Fortune 500 product companies, including Sun Microsystems where she led manufacturing operations, logistics and supply chain management, and at Ford Motor Co. where she held roles in product design, quality and manufacturing engineering.

She is a member of the Boys & Girls Club of America’s Board of Governors and serves on The Gap Foundation Board of Trustees.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, Athleta, Intermix, Janie and Jack, and Hill City brands. Fiscal year 2018 net sales were $16.6 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.
Contacts
Investor Relations:
Tina Romani
(415) 427-5264
Investor_relations@gap.com
Media Relations:
Sandy Goldberg
Press@gap.com